As filed with the Securities and Exchange Commission on January 17, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED MICRO CIRCUITS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2586591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive

Sunnyvale, CA 94089

(Address, with zip code, of principal executive offices)

Quake Technologies, Inc. Amended and Restated Stock Option Plan 2000(1)

(Full title of the plans)

Robert G. Gargus

Senior Vice President and Chief Financial Officer

APPLIED MICRO CIRCUITS CORPORATION

215 Moffett Park Drive

Sunnyvale, CA 94089

(408) 542-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cynthia J. Moreland, Esq. Vice President and General Counsel APPLIED MICRO CIRCUITS CORPORATION 215 Moffett Park Drive Sunnyvale, CA 94089 (408) 542-8600	Carl R. Sanchez, Esq. Paul, Hastings, Janofsky & Walker LLP 3579 Valley Centre Drive San Diego, CA 92130 (858) 720-2500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(1)(3)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	1,722,488	$1.33	$2,290,909	$245.13

(1)	On August 25, 2006, the Registrant completed the acquisition of Quake Technologies, Inc., a Delaware corporation. In connection with the acquisition, the Registrant assumed options outstanding under the Quake Technologies, Inc. Amended and Restated Stock Option Plan 2000 (the “Plan”) and is obligated to issue up to 1,722,488 shares of common stock of the Registrant pursuant to the exercise of stock options that were outstanding under the Plan as of the effectiveness of the acquisition.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price in respect of the Plan have been determined based on the weighted average exercise price of $1.33 per share for 1,722,488 shares of common stock of the Registrant subject to stock options outstanding under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (employee benefit plan information and availability of annual reports and other plan and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K filed on January 9, 2007 for the Registrant’s fiscal year ended March 31, 2006, which is the Registrant’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which contains audited financial statements for the Registrant’s latest fiscal year for which an Annual Report on Form 10-K was required to have been filed;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006;

(c) The Registrant’s Current Reports on Form 8-K filed on April 5, 2006, April 26, 2006, May 22, 2006, June 20, 2006, July 3, 2006, July 25, 2006, August 3, 2006, August 15, 2006, August 29, 2006, September 14, 2006, September 18, 2006, November 9, 2006, November 15, 2006 and November 16, 2006; and

(d) The description of the Registrant’s Common Stock which is contained in a Registration Statement on Form 8-A filed under the Exchange Act on October 10, 1997, including any amendment or report filed for the purpose of updated such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that, to the fullest extent permitted by law, the Registrant will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was a director or officer of the Registrant, or serves or served as a director or officer of any other enterprise at the Registrant’s request. The Registrant will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when the Registrant receives an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Any amendment of this provision of the bylaws will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.

The Registrant has entered into separate indemnification agreements with its officers and directors. These agreements may require the Registrant, among other things, to indemnify the directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ insurance if available on reasonable terms. The Registrant maintains director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

99.1	Quake Technologies, Inc. Amended and Restated Stock Option Plan 2000 and form of Stock Option Agreement thereunder.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 17, 2007.

APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ Robert G. Gargus
Name:	Robert G. Gargus
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints KAMBIZ Y. HOOSHMAND and ROBERT G. GARGUS and both or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Kambiz Y. Hooshmand KAMBIZ Y. HOOSHMAND	President, Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2007

/s/ Robert G. Gargus ROBERT G. GARGUS	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 17, 2007

/s/ Cesar Cesaratto CESAR CESARATTO	Chairman of the Board	January 17, 2007

/s/ Murray A. Goldman MURRAY A. GOLDMAN	Director	January 17, 2007

/s/ Niel Ransom NIEL RANSOM	Director	January 17, 2007

/s/ Arthur B. Stabenow ARTHUR B. STABENOW	Director	January 17, 2007

/s/ Fred Shlapak FRED SHLAPAK	Director	January 17, 2007

/s/ Julie H. Sullivan JULIE H. SULLIVAN	Director	January 17, 2007

HARVEY P. WHITE	Director

/s/ David B. Wright DAVID B. WRIGHT	Director	January 3, 2007

INDEX TO EXHIBITS

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

99.1	Quake Technologies, Inc. Amended and Restated Stock Option Plan 2000 and form of Stock Option Agreement thereunder.